Exhibit 10.13

Portions of this Exhibit have been redacted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

        FLEXTRONICS CONFIDENTIAL

Flextronics Manufacturing Services Agreement

This Flextronics Manufacturing Services Agreement (“Agreement”) is entered into this 1” day of June 2017 and is effective as of June 1, 2017 (the “Effective Date”) by and between LumiraDx UK Limited, having its registered address at 3 More London Riverside, London, SE1 2AQ, England (“LumiraDx”), and Flextronics Medical Sales and Marketing, Ltd., having its place of business at [***] (“Flextronics”).

LumiraDx desires to engage Flextronics to perform manufacturing services as further set forth in this Agreement and in applicable agreed upon Specifications to be attached or incorporated by reference. The parties agree as follows:

1.	DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the definitions referred to in Exhibit 1 apply herein, unless the context requires otherwise.

2.	MANUFACTURING SERVICES

2.1.	Services and Specifications.

(a)    Subject to the terms and conditions of this Agreement, LumiraDx hereby engages Flextronics to procure Materials, and to manufacture, assemble, test and supply Products pursuant to mutually agreed upon written Specifications (collectively, such work, the “Services”). In case of any conflict between the Specifications and this Agreement, this Agreement shall prevail.

(b)    Flextronics and LumiraDx shall maintain and update the Specifications in accordance with the terms of this Agreement.

(c)    Prior to commencing manufacturing of the Products, Flextronics shall provide Lumira Dx with information setting out all Materials to be used in the production process together with a description of the production process. If a change to the Specifications is required by applicable Laws, LumiraDx shall inform Flextronics and the parties shall jointly agree in good faith a plan for implementing any changes so required as well as the new Fee List relating thereto.

2.2.    Supplier Obligations. Flextronics shall manufacture and supply each Product in accordance with the Compliance Requirements.

2.3.    Engineering Changes. Either party may request that Flextronics incorporate engineering changes to the Product or Specifications by providing a written description of the proposed engineering change sufficient to permit the parties to evaluate the feasibility and cost of the proposed change to the other party for approval. Any proposed engineering change must comply with the Compliance Requirements, and be approved by LumiraDx. Flextronics shall proceed with the proposed engineering changes when the parties have agreed upon the changes to the Specifications, delivery schedule and adjustments to the Fee List and reimbursement of any implementation costs incurred by Flextronics and any adjustment to Product pricing, as applicable.

2.4.    Tooling; Non-Recurring Expenses; Software. LumiraDx shall pay for or obtain and provide to Flextronics any Product-specific tooling, equipment or software and other reasonably necessary non-recurring expenses as set forth in Flextronics’s pricing quotations. Such equipment shall remain the property of LumiraDx and shall be returned to Lumira Dx upon LumiraDx’s request on termination of this Agreement in accordance with its terms, and Flextronics warranty obligations shall automatically expire at the same time.

2.5.    Labelling Subject to labelling approval from the governmental authority with competent jurisdiction for the Product in each jurisdiction in which it is to be distributed, Flextronics shall supply the Products to LumiraDx using LumiraDx’s labelling and packaging design. LumiraDx shall ensure the accuracy of all labels and packaging used on the Products and any leaflets accompanying the Products and that the leaflets and packaging comply with Compliance Requirements. Should LumiraDx inform Flextronics that changes to the leaflet or packaging are required for the Products to comply with the Compliance Requirements, including any mandatory changes under applicable Laws, Flextronics shall make such changes at the cost of LumiraDx.

FLEXTRONICS CONFIDENTIAL

3.	FORECASTS; ORDERS; FEES; PAYMENT

3.1.    Forecast and Purchase Orders. LumiraDx shall provide Flextronics, on a [***] basis, a rolling [***] forecast indicating LumiraDx’s monthly Product and Services requirements (the “Forecast”). Unless a different timeframe is agreed to by the parties, LumiraDx shall on a [***] basis provide purchase orders for the first three (3) month of the then-applicable Forecast and LumiraDx agrees to purchase the amount of Products set out in such purchase order. The purchase orders are to be sent to Flextronics in writing. Flextronics shall inform LumiraDx about the Materials Procurement Lead Time on a quarterly basis.

3.2.    Purchase Orders; Precedence. As a matter of convenience, LumiraDx may use its standard purchase order form for any orders provided for hereunder. The terms and conditions contained in this Agreement prevail over any terms and conditions of any such purchase order, acknowledgment form or other form instrument exchanged by the parties, and no additional, contradictory, modified or deleted terms established by such instruments are intended to have any effect on the terms of this Agreement, even if such instrument is accepted by the other party.

3.3.    Purchase Order Acceptance. Flextronics shall normally accept purchase orders from LumiraDx, provided that Flextronics may reject any purchase order: (a) that is for a change in previously ordered quantities that has not been approved in advance by Flextronics; (b) if the fees reflected in the purchase order are inconsistent with the parties’ then-current agreement with respect to fees; (c) that represents a significant deviation from the Forecast for the same period, unless such deviation is approved by Flextronics; (d) if the parties have not agreed on changes to the Fee List made in accordance with Section 3.4(c); or (e) that would extend Flextronics financial exposure beyond LumiraDx’s approved credit line. Flextronics shall notify LumiraDx of rejection of any purchase order within [***] of receipt of such purchase order.

3.4.	Fees; Changes; Taxes.

(a)    LumiraDx shall purchase the Products at the relevant price as set out in the Fee List which is attached hereto as Exhibit 3 and incorporated herein by reference. Prices in the Fee List are based on delivery FCA (lncotems 2010) except as provided in this Agreement. All costs of the supply chain or distribution, of the Products shall be included in the Prices set out in the Fee List. The cost of Materials and Production Materials are included in the price set out in the Fee List.

(b)    The initial fees shall be as identified in the Fee List. If a Fee List is not attached or completed or amended as agreed upon, then the initial fees shall be as set forth in purchase orders issued by LumiraDx and accepted by Flextronics in accordance with the terms of this Agreement.

(c)    The Fee List shall be reviewed and adjusted to the currency exchange rates at least quarterly by the parties. Any other changes to the Fee List (including, without limitation, engineering related changes set forth in Section 2.3) shall be agreed by the parties biannually, such agreement not to be unreasonably withheld or delayed. The parties agree that it shall be considered reasonable, and the fees may be increased or decreased if the market price of fuels, Materials, equipment, labor and other production costs, increase beyond normal variations in pricing or currency exchange rates as demonstrated by Flextronics or by LumiraDx.

(d)    Without limiting the foregoing, if any taxes, duties, laws, rules, regulations, court orders, administrative rulings or other governmentally-imposed or governmentally-sanctioned requirements (including mandatory wage increases) result in changes to the costs of performance of any Services hereunder (a “Governmental Change”), then the parties shall, as soon as possible following the identification of such Governmental Change, agree on and implement revised prices to reflect such Governmental Change, retroactive to the date on which the Governmental Change became effective.

(e)    LumiraDx is responsible for additional fees and costs due to: (i) changes to the Specifications, to the projected volumes, minimum run rates, or to any incorrect assumptions set forth in Flextronics’s quotation and not corrected by LumiraDx; (ii) a Governmental Change; (iii) failure of LumiraDx or its subcontractor to timely provide sufficient quantities or a reasonable quality level of LumiraDx Controlled Materials where applicable to sustain the production schedule; and (iv) any pre-approved expediting charges reasonably necessary because of a change in LumiraDx’s requirements.

(f)    All fees are exclusive of (i) Taxes, (ii) amounts related to the export licensing of the Product and payment of brokers fees, duties, tariffs or similar charges, and (iii) NRE Charges, and LumiraDx shall be responsible for all such items.

3.5.    Currency and Exchange Rates. Unless otherwise agreed in writing, the Fees List shall be based on the exchange rate(s) for converting non-U.S. Dollar Inventory purchases into U.S. Dollars. The fees shall be adjusted with a debit/credit memo on a quarterly basis, in accordance with Section 3.4(c), based on the cumulative changes in the exchange rate(s) from month to month in the previous quarter. The three (3) monthly exchange rate variances are calculated using the Bloomberg Professional Service® exchange rates on the last Business Day of each month.

3.6.     Payment.

(a)    Flextronics shall invoice LumiraDx monthly for the Products provided in the previous month.

(b)    LumiraDx shall notify Flextronics in writing of any dispute with any invoice (along with substantiating documentation and a reasonably detailed description of the dispute) within [***] from its receipt of such invoice. LumiraDx will pay all undisputed amounts under such invoice within the period set out in Section 3.6(c). The parties shall seek to resolve any such disputes expeditiously and in good faith. If the dispute is not resolved by the parties in [***], either party may invoke the dispute resolution procedure in Section 12, and Flextronics may, by written notice, in its sole discretion, immediately stop all Services until the earlier of (1) the full payment of the disputed invoice, or (2) the dispute is resolved by the agreement of the parties or by the decision of the arbitration under Section 12. LumiraDx shall be entitled to make the payment of any disputed invoice to continue Services, subject to a decision in arbitration under Section 12 deciding on the dispute. The payment to continue Services will not affect any of LumiraDx’s right to continue the dispute.

(c)    LumiraDx shall pay all amounts due in U.S. Dollars within [***] of the date of the invoice to the account specified in that invoice. The payment term shall be reviewed on an annual basis and adjusted upon the mutual consent of the parties.

(d)    If LumiraDx fails to pay amounts due in accordance with the foregoing, LumiraDx shall pay one of [***] interest on all late payments. Furthermore, if LumiraDx is late with payments or Flextronics has reasonable cause to believe based on evidence or documentation submitted that LumiraDx may not be able to pay, then Flextronics may by written notice, in its sole discretion, undertake any or any combination of the following: (i) stop all Services under this Agreement until assurances of payment satisfactory to Flextronics are received or payment is received; (ii) demand prepayment for purchase orders; (iii) delay shipments; and (iv) to the extent that Flextronics’s personnel cannot be reassigned to other billable work during such stoppage or in the event restart cost are incurred, invoice LumiraDx for additional fees before the Services can resume. LumiraDx agrees to provide all reasonably necessary financial information required by Flextronics from time to time, in order to make a proper assessment of the creditworthiness of LumiraDx. However once LumiraDx Limited is admitted to trading on a regulated market, (Admission), LumiraDx will not be under any obligation to provide financial information other than that which is publicly available and Flextronics acknowledges that it will have to rely on such publicly disclosed information only.

3.7.     Credit Terms/Security Interest. Flextronics shall provide LumiraDx with an initial credit limit, which shall be reviewed (and, if necessary, adjusted) periodically, but not more than once in every quarter. LumiraDx shall provide information reasonably requested by Flextronics, in support of such credit reviews. In Flextronics’ reasonably exercised discretion and based upon reasonably complete financial information, Flextronics shall have the right to reduce LumiraDx’s credit limit and/or require LumiraDx to obtain an escrow account; in such case, the bank chosen by LumiraDx shall be reasonably acceptable to Flextronics, the escrow account shall be in force for a minimum period of time of [***] and shall be in an amount equal to Flextronics’s entire exposure, including without limitation the risks associated with Inventory, Special Inventory, and the accounts receivable from LumiraDx in accordance with LumiraDx’s forecasts. Alternatively, LumiraDx may, in its sole discretion, prepay an amount equal to the relevant price in the Fee List for Products ordered in the Forecast in substitution for its obligation to provide an escrow account, subject to LumiraDx settling all of due or past due invoices Flex issued earlier based on this Agreement (including but not limited to the accounts receivables for the Products, Inventory, Special Inventory or Monthly Charges). The prepayment is to be made within [***] from the date of acceptance of the purchase order. Notwithstanding the foregoing, nothing in this clause 3.7 shall oblige LumiraDx to provide any financial information to Flextronics that is not generally available to the public after the Admission of LumiraDx Limited. The draw down procedures under the escrow account shall be agreed between Flextronics and LumiraDx. Flextronics shall have the right to suspend performance (e.g., cease ordering Materials based on LumiraDx’s Forecast and/or cease making Product deliveries) until LumiraDx either makes a payment to bring its account within the revised credit limit and/or makes other arrangements satisfactory to Flextronics. Flextronics shall have the right to retain ownership in the Products until LumiraDx has paid for the Products and all Product-related charges to the extent such Products remain within the control of LumiraDx.

4.	MATERIALS PROCUREMENT; LUMIRADX RESPONSIBILITY FOR MATERIALS

4.1.    Authorization to Procure Materials. Inventory and Special Inventory. LumiraDx’s accepted purchase orders and each Forecast shall constitute authorization for Flextronics to procure, without LumiraDx’s prior approval:

(a)    Inventory to manufacture the Products covered by such purchase orders and Forecasts based on the applicable Lead Times; and

(b)    Minimum Order Inventory reasonably required to support LumiraDx’s purchase orders and Forecasts; and

(c)    Any other Special Inventory which is separately authorized by LumiraDx.

4.2.    Supply Chain Management.

(a)    Purchases from AVL. LumiraDx shall provide to Flextronics and maintain an Approved Vendor List. Flextronics shall only purchase from vendors on a current AVL the Materials required to manufacture the Product. LumiraDx shall include Flextronics on AVLs for Materials that Flextronics can supply if such products are considered suitable by LumiraDx and, if Flextronics is competitive with other vendors with respect to reasonable and unbiased criteria for acceptance established by LumiraDx, LumiraDx shall raise no objection to Flextronics sourcing Materials from itself. For purposes of this Section 4.3 only, the term, “Flextronics” includes any Flextronics Affiliate.

(b)    LumiraDx Controlled Materials. LumiraDx may direct Flextronics to purchase LumiraDx Controlled Materials in accordance with the LumiraDx Controlled Materials Terms. LumiraDx acknowledges that the LumiraDx Controlled Materials Terms may directly impact Flextronics’s ability to perform, under this Agreement and to provide LumiraDx with the flexibility LumiraDx is requiring pursuant to the terms of this Agreement. In the event that Flextronics reasonably believes that LumiraDx Controlled Materials Terms shall create an additional cost that is not covered by this Agreement, then Flextronics shall notify LumiraDx and the parties shall agree to either (i) compensate Flextronics for such additional costs, (ii) amend this Agreement to conform, to the LumiraDx Controlled Materials Terms or (iii) amend the LumiraDx Controlled Materials Terms to conform, to this Agreement, in each case at no additional charge to Flextronics. LumiraDx agrees to provide copies to Flextronics of all LumiraDx Controlled Materials Terms upon the execution of this Agreement and promptly upon execution of any new agreements with vendors. LumiraDx agrees not to make any modifications or additions to the LumiraDx Controlled Materials Terms or enter into new LumiraDx Controlled Materials Terms with vendors that shall negatively impact Flextronics’s procurement activities without giving prior notice to Flextronics.

(c)	In performing its obligations under the agreement, Flextronics shall:

(i)    comply with all applicable anti-slavery and human trafficking laws, statutes, regulations and codes from time to time in force including but not limited to the Modern Slavery Act 2015;

(ii)    have and maintain throughout the term of this Agreement its own policies and procedures to ensure its compliance and allow LumiraDx access to such policies upon receiving a request from LumiraDx to do so; and

(iii)    not engage in any activity, practice or conduct that would constitute an offence under sections 1, 2 or 4, of the Modem Slavery Act 2015 if such activity, practice or conduct were carried out in the UK;

(iv)    act in compliance with all Anti-Bribery Laws;

(v)    have and maintain in place Adequate Procedures;

(vi)    promptly report to LumiraDx any request or demand for undue financial or other advantage of any kind received by Flextronics in connection with the performance of this Agreement;

(vii)    provide LumiraDx with an annual written certification signed by a Representative of Flextronics that it and its Representatives and Associated Persons have complied with this Section 4.3(c); and

(viii)    ensure that any Affiliate with it who is performing services in connection with the subject matter of this Agreement are required to abide by terms equivalent to those agreed by Flextronics in this Section. Flextronics shall be responsible for such persons’ compliance with this Section and shall be liable to LumiraDx for any breach by that person of this Section.

FLEXTRONICS CONFIDENTIAL

Breach of this Section is a material breach of this Agreement.

(d)    Flextronics shall endeavor to obtain assurance from the suppliers (except Suppliers designated by LumiraDx as set out in Section 6.2 (I) of this Agreement) about their compliance with Section 4.3 (c) and shall make reasonable efforts to include inspection of it in the scope of the suppliers· audits conducted by Flextronics.

4.3.    Flextronics shall be entitleyerd to sub-contract all or any part of the manufacturing of the Products to such persons as it thinks fit and to any of its Affiliates, unless LumiraDx object to the engagement of a sub-contractor due to non-compliance with the Compliance Requirements. Flextronics shall use commercially reasonable efforts to impose such terms and conditions on sub-contractor or Affiliates that are substantially similar to the terms and conditions of this Agreement. However, Flextronics will remain solely responsible to LumiraDx for the performance of any such sub-contractors and will be liable to LumiraDx for any breach of this Agreement. For the avoidance of doubt, for the purpose of this Agreement, Material vendors shall not be considered as sub-contractors.

5.	SCHEDULE CHANGE, CANCELLATION, STORAGE

5.1.	Quantity Increases and Shipment Schedule Changes.

(a)    For any accepted purchase order or Forecast, LumiraDx may request an increase in the quantity of Products ordered or forecast. All Product quantity increases require Flextronics’s approval, which, acting in good faith but in its sole discretion, may or may not be granted. Flextronics shall use reasonable commercial efforts to meet any allowed Product quantity increases, which are subject to Materials and capacity availability. If Flextronics agrees to such increase in the quantity, and if there are extra costs to meet such increase, then LumiraDx shall be liable for such extra costs.

(b)    For any accepted purchase order, LumiraDx may request a reschedule of the expected delivery date not to exceed [***] from the originally agreed date in the purchase order. All Product reschedules in excess of [***] require Flextronics’s approval, which, acting in good faith but, in its sole discretion, may or may not be granted. If Flextronics agrees to accept a reschedule of any length of time, and if there are extra costs to meet such reschedule or increase, then LumiraDx shall be liable for such extra costs. Any part of a purchase order quantity that is rescheduled pursuant to this Section 5 may not be subsequently rescheduled (except with the approval of Flextronics).

(c)    Any delays in the normal production or interruption in the workflow process caused by LumiraDx’s changes to the Specifications or failure to provide sufficient quantities or a reasonable quality of LumiraDx Controlled Materials where applicable to sustain the production schedule, shall be considered a reschedule of any affected purchase orders for purposes of this Section for the period of such delay.

(d)    Products that have been ordered by LumiraDx and that have not been picked up in accordance with the agreed upon shipment dates shall be considered cancelled and LumiraDx shall be responsible for such Products in the same manner as set forth in Section 5.2. LumiraDx agrees that Flextronics shall have the right to invoice it for all cancelled Products and agrees to provide Flextronics, within [***] following the invoice, the location to which Flextronics shall ship the Products.

(e)    Flex shall inform LumiraDx about any issues with the supply chain as soon as possible after being aware of it, if it might affect the shipment dates. In case of late delivery within Flex’s control, Flextronics shall be required to expedite delivery of the Products to LumiraDx as soon as reasonably possible., In case of a delay within Flex’s control of more than [***] the parties shall discuss in good faith any action to be undertaken, including replacement, or alternative supply The Parties shall cooperate in good faith to stop in any delay in supply as soon as reasonably possible.

(I)    Cancellations. LumiraDx may not cancel, except as provided in Section 5.1 above, all or any portion of Product quantity of an accepted purchase order without Flextronics’ prior written approval, which, in its sole discretion, may or may not be granted. If LumiraDx does not request prior approval or if LumiraDx and Flextronics do not agree in writing to specific terms with respect to any approved cancellation, then LumiraDx shall pay Flextronics Monthly Charges for any such cancellation, calculated as of the first day after such cancellation for any Product or Inventory or Special Inventory procured by Flextronics to support the original delivery schedule. In addition, if Flextronics notifies LumiraDx that any Product (or partially completed Product) subject to such cancellation has remained in Flextronics’s possession for more than [***], then LumiraDx shall immediately purchase from Flextronics such Product at the amount set forth in the Fee List (or a pro-rata proportion thereof for any applicable partially completed Product).

FLEXTRONICS CONFIDENTIAL

5.2.	Excess. Aged, and Obsolete Inventory:

(a)	LumiraDx shall be responsible for the following:

(i)	Excess Inventory.

A.    Carrying Charges. At the end of every quarter, Flextronics shall report the Excess Inventory. Such Excess Inventory reports shall normally be deemed agreed to by LumiraDx, unless LumiraDx provides a written objection within [***] of the end of the corresponding quarter. LumiraDx shall pay Flextronics a carrying cost fee equal to the [***].

B.    Purchase of Excess Inventory. At the end of every quarter, LumiraDx shall purchase Excess Inventory that has been Excess Inventory for at least [***], as identified by Flextronics in each quarterly report, at a price equal to [***].

(ii)    Obsolete Inventory. At the end of every quarter Flextronics shall report the Obsolete Inventory. LumiraDx’s failure to object to Flextronics’s Obsolete Inventory report (or failure to deny its responsibility for such inventory) shall constitute its acceptance of Flextronics’s Obsolete Inventory report. After a validation period, which shall not exceed [***] from the date of such report, LumiraDx shall purchase the Obsolete Inventory at a price equal to (as applicable) [***]. For any Obsolete Inventory that is not purchased by LumiraDx, LumiraDx shall pay Flextronics a carrying cost fee equal to [***].

(iii)    Aged Inventory. At the end of every quarter, Flextronics shall report the Aged Inventory. LumiraDx’s failure to object to Flextronics’s Aged Inventory report (or failure to deny its responsibility for such inventory) shall constitute its acceptance of Flextronics’s Aged Inventory report. After validation, which shall not exceed [***] from the date of such report, LumiraDx shall purchase the Aged Inventory at a price equal to (as applicable) [***]. For any Aged Inventory that is not purchased by LumiraDx, LumiraDx shall pay Flextronics a carrying cost fee equal to [***].]

5.3.    Prior to invoicing LumiraDx for the amounts due pursuant to Sections 5.1, 5.2, [and Section 5.3 (other than the carrying charges for Excess Inventory)] Flextronics shall use commercially reasonable efforts for a period not to exceed [***] from the date of any such reports, to return for refund unused Materials [from Excess, Obsolete, Aged Inventory and Special Inventory], to cancel pending orders for such inventory, and to otherwise mitigate the amounts payable by LumiraDx.

5.4.    LumiraDx shall submit payment for the amounts identified and invoiced pursuant to this Section in accordance with the terms for payment set forth above in Section 3. Flextronics shall ship the [Excess, Obsolete, and Aged Inventory and Special Inventory] to LumiraDx promptly following said payment by LumiraDx In the event LumiraDx does not pay in accordance with the payment terms set forth above, then, in addition to any late payment charges that Flextronics is due from LumiraDx, Flextronics shall be entitled to dispose of such [Excess, Obsolete, and Aged Inventory and Special Inventory] in a commercially reasonable manner and credit to LumiraDx any monies received from third parties.

5.5.    For changes (including cancellation and reschedules) that are not consistent with this Section 5, LumiraDx shall be responsible for the following costs in addition to the charges set forth above:

(a)    any vendor cancellation charges incurred; and

(b)    expenses incurred by Flextronics related to labor and equipment specifically put in place to support the purchase orders and Forecasts that are affected by such reschedule or cancellation (as applicable); and

FLEXTRONICS CONFIDENTIAL

(c)    the cost of unwinding any currency hedging contracts entered into by Flextronics that are affected by such reschedule or cancellation (as applicable) (it being understood that Flextronics shall provide LumiraDx with a credit for any gain received by Flextronics as a result of such unwinding).

5.6.    No Waiver. Flextronics’s failure to invoice LumiraDx for any of the charges set forth in this Section does not constitute a waiver of Flextronics’s right to charge LumiraDx for the same event or other similar events in the future.

6.	SHIPPING TERMS

6.1.    Shipments. Flextronics shall (a) deliver all Products pursuant to the terms of this Agreement suitably packed for shipment in accordance with the Specifications and marked for shipment to LumiraDx’s destination specified in the applicable purchase order, and (b) make such deliveries FCA (Free Carrier, lncoterms 2010) Althofen to (the “Delivery Point”). Delivery of Products shall be completed and title and risk shall pass (in accordance with FCA lncoterms 2010) to LumiraDx after loading the Products on the carrier vehicle at the Delivery Point. All freight, insurance and other shipping expenses, as well as any special packing expenses not expressly included in the original quotation for the Products, shall be paid by LumiraDx.

6.2.    Trade Compliance.

(a)    Neither party shall export, re-export or otherwise transfer any Products, Materials commodities, software, or technology in connection with performance of this Agreement (individually and collectively, “Technology”) inconsistent with any requirement of the Export Administration Regulations (EAR), the International Traffic in Arms Regulation (ITAR), or Foreign Assets Control Regulations, or the laws or regulations of the United States and (as applicable) the exporting country outside the U.S. provided, however, in the case of Flextronics, that LumiraDx provides all information necessary to perform proper export authorization and shall be responsible for the accuracy and completeness of all such information provided by LumiraDx, including: identification of all parties to the transaction, HTS and ECCN classifications, and any other information relevant to licenses for the Technology. In addition, neither party shall export, re-export or otherwise transfer any Technology to any end-user engaged in, or for any end use related to, directly or indirectly, the design, development, production, use or stockpiling of weapons of mass destruction or the means of delivery thereof (e.g., nuclear, chemical, biological, etc.).

(b)    LumiraDx shall be responsible for obtaining any license, permit or other governmental approvals (individually and collectively, “Export Licenses”) required for the export, re-export, or transfer of any Technology, and LumiraDx shall inform Flextronics, where required, when an Export License has been obtained and communicate the terms and conditions of any such Export License to Flextronics. LumiraDx shall be responsible for all reviews, classifications and licenses related to any encryption or other information security-related regulations (including Encryption Review Requests and Commodity Classification Automated Tracking System numbers), and LumiraDx shall inform Flextronics of the terms and conditions of any applicable restrictions or licenses related thereto and the authorities from which such restrictions or licenses have been received.

(c)    Each party shall notify the other party as soon as possible of any notification received by it from any governmental authority in relation to the manufacturing of any Product.

(d)    The parties shall promptly inform each other of any actual or pending change to Compliance Requirements within their knowledge that may have an impact on the manufacturing of the Products.

(e)    To the extent that Products are imported into any country, LumiraDx shall act as the importer of record.

(f)    In the event LumiraDx designates a supplier (including to Materials vendors, transporters, warehousemen, freight forwarders, and brokers) to be used by Flextronics, then: (i) LumiraDx shall designate only suppliers that comply with the minimum security requirements of applicable voluntary anti-terrorism security measures (e.g., C-TPAT Customs-Trade Partnership Against Terrorism); (ii) LumiraDx shall prohibit any such suppliers from sub-contracting to any suppliers that are not in compliance with the aforementioned laws and minimum security requirements; and (iii) LumiraDx shall support Flextronics in determining supplier compliance with the requirements in this Subsection, including without limitation by requiring suppliers designated by LumiraDx to complete a Flextronics questionnaire and to undergo periodic on-site audits to be conducted by a provider designated by Flextronics, at LumiraDx’s expense.

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7.	PRODUCT ACCEPTANCE AND EXPRESS LIMITED WARRANTY

7.1.    Product Acceptance. The Products delivered by Flextronics shall be inspected and tested as required by LumiraDx within [***] of receipt at the “ship to” location on the applicable purchase order. If Products do not conform to the purchase order or the warranty set forth at Section 7.6(a) below LumiraDx has the right to reject such Products during said period. Products not rejected during said period shall be deemed accepted, it being understood that the rights set out in Section 7.6 (a) shall remain in place. LumiraDx may return defective Products in accordance with the procedures set forth below.

7.2.    If LumiraDx notifies Flextronics of non-compliance in accordance with Section 7.1, Flextronics shall conduct or have conducted an investigation in to the manufacturing process, including analysis of any control batches of Product retained for the purpose, and notify LumiraDx of the results of such investigations. If Flextronics is satisfied that there are manufacturing defects, it shall take account of LumiraDx’s suggestions in relation to any corrective action. LumiraDx shall, on written instructions from Flextronics, return to Flextronics or destroy any Products rejected under this Section 7 at Flextronics’ expense. Flextronics shall then repair or replace (in line with the criteria for repair or replace set out in Section 7.6 (f)) such Products free of charge (including any freight charge) as soon as reasonably and practicably possible.

7.3.    If, after conclusion of the investigations set out at Section 7.2, Flextronics finds no defect in the batch notified by LumiraDx, then either party may refer the matter for final analysis to a specialized laboratory of international reputation reasonably acceptable to both parties, subject to signing of a confidentiality undertaking by the laboratory with a content substantially the same as Section 13.2 of this Agreement. Any determination by the laboratory shall be final and binding on LumiraDx and Flextronics. The cost of the independent laboratory shall be borne by the party whose assertion has not been upheld by the laboratory. LumiraDx shall bear all of the risk of loss, and all costs and expenses, associated with Products that have been returned to Flextronics for which there is no defect found and shall accept such Products upon their return to LumiraDx.

7.4.    The provisions of Sections 7.1-7.3 shall survive termination or expiration of this Agreement provided that, subsequent to the termination or expiration of this Agreement, Flextronics may, in lieu of replacing any rejected or missing Products, elect to reimburse LumiraDx for such quantities.

7.5.    Vendor Warranties for Materials. To the extent Flextronics receives from a vendor of Materials or services the benefit arising from said vendor’s warranty obligations related to its Materials or services, Flextronics shall transfer such benefit to LumiraDx (without any liability for such vendor’s warranty obligations) related to the following warranties with regard to the Materials or services: (i) conformity of the Materials or services with the vendor’s specifications and/or with the Specifications; (ii) that the Materials or services shall be free from defects in design, materials, or workmanship; (iii) that the Materials or services shall comply with all applicable Laws; and (iv) that the Materials or services shall not infringe the intellectual property rights of third parties.

7.6.	Warranties.

(a)    Flextronics warrants that the Products shall (i) have been manufactured in accordance with the Specifications and, in all material respects, with applicable Laws and regulations applicable to Flextronics’s manufacture of the Products at the site of the Flextronics manufacturing facility and (ii) be free from defects in workmanship, in each case for a period of [***] from the date of receipt at the Delivery Point. In addition, Flextronics warrants that Production Materials are in compliance with the Environmental Regulations.

(b)    Flextronics warrants that it has obtained all corporate authorizations, and all other governmental, statutory, regulatory or other consents, licenses and authorizations relevant to the manufacturing of the Products at the site of Flextronics manufacturing facility and required to allow it to enter into and perform the manufacturing and supply of the Products as contemplated by this Agreement.

(c)    Flextronics warrants that as at the Effective Date, there is no pending or likely governmental enforcement action or private claim against it that is reasonably expected to limit, impede or otherwise jeopardize its ability to manufacture and supply the Products as contemplated by this Agreement.

(d)    Each party warrants that this Agreement has been duly executed by it and it constitutes legal, valid and binding obligations which are enforceable on their terms.

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(e)    Notwithstanding anything else in this Agreement, the warranty at Section 7.6(a) does not apply to, and Flextronics makes no representations or warranties whatsoever (and Flextronics shall have no liability under or in connection with this Agreement) with respect to any of: (i) Materials (excluding Production Materials to the extent expressly set forth in Section 7.6(a) or services provided by vendors on the AVL); (ii) defects resulting from adherence to the Specifications, or any instructions provided by or on behalf of LumiraDx; (iii) the design of the Products; (iv) Product that has been abused, damaged, altered or misused or mishandled (including improper storage or installation or improper handling in accordance with static sensitive electronic device handling requirements) by any person or entity after title passes to LumiraDx; (v) first articles, prototypes, pre-production units, test units or other similar units; (vi) defects resulting from tooling, designs or instructions produced or supplied by LumiraDx, including any defective test equipment or test software provided by LumiraDx; or (vii) the compliance of Materials (excluding Production Materials) or Products with any safety or Environmental Regulations or other laws. LumiraDx shall be liable for costs or expenses incurred by Flextronics arising out of or related to the foregoing exclusions to Flextronics’s express limited warranty.

(f)    Upon any failure of a Product to comply with this express limited warranty, Flextronics’s sole obligation, and LumiraDx’s sole remedy, is for Flextronics, at Flextronics’s option, to promptly repair (i) where such repair is capable of being provided under applicable regulatory provisions and certifications in place, technically capable of being repaired, reasonably possible in a short period and at a cost substantially lower than a replacement option) or replace such unit and return it to LumiraDx, freight prepaid. The Parties shall discuss in good faith the choice of remedy to be provided taken into consideration criteria outlined above, including cost calculations applicable to both Parties. In the event that such unit cannot be repaired or replaced using commercially reasonable efforts, Flextronics shall refund the price paid by LumiraDx to Flextronics for such unit. LumiraDx shall return Products covered by this warranty freight prepaid after completing a failure report and obtaining a return material authorization number from Flextronics to be displayed on the shipping container. This warranty will not apply to any Product that is returned more than [***] after the expiration of the warranty period set forth in Section 7.6(a). Furthermore, this warranty shall not apply if LumiraDx has removed from Flextronics’s possession, for any reason, any tools or equipment that are necessary to repair the Product. LumiraDx shall bear all of the risk, and all costs and expenses, associated with Products that have been returned to Flextronics for which there is no defect found. This Section sets forth Flextronics’s sole and exclusive warranty and LumiraDx’s sole and exclusive remedies with respect to a breach by Flextronics of such warranty, except in the case of responsibility for recalls as outlined below.

(g)    LumiraDx shall not pass through to end users or other third parties the warranties made by Flextronics under this Agreement. Furthermore, LumiraDx shall not make any representations to end users or other third parties on behalf of Flextronics, and (to the maximum extent permitted by law) LumiraDx shall expressly indicate that the end users and third parties must look solely to LumiraDx in connection with any problems, warranty claim or other matters concerning the Product.

7.7.    No Representations Conditions. Terms or Other Warranties. SAVE AS EXPRESSLY WARRANTED IN SECTION 7.6 ABOVE, FLEXTRONICS MAKES NO REPRESENTATIONS, WARRANTIES OR CONDITIONS ON THE PERFORMANCE, QUALITY OR NATURE OF THE SERVICES, OR THE PRODUCTS, EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH LUMIRADX, AND FLEXTRONICS SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY, TITLE OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. FURTHERMORE, SAVE AS EXPRESSLY WARRANTED ABOVE AND WITHOUT PREJUDICE TO THE FOREGOING SENTENCE, ALL WARRANTIES, CONDITIONS AND OTHER TERMS IMPLIED BY STATUTE (INCLUDING, WITHOUT LIMITATION, SECTIONS 13-15 OF THE SALE OF GOODS ACT 1979 AND SECTIONS 3-5 AND 13 OF THE SUPPLY OF GOODS AND SERVICES ACT 1982), COMMON LAW, CUSTOM OF THE TRADE, COURSE OF DEALING OR OTHERWISE ARE EXCLUDED TO THE FULLEST EXTENT PERMITTED BY LAW.

8.	REGULATORY COMPLIANCE, RECALLS

8.1.    Regulatory Approvals, LumiraDx shall be responsible for applying for, obtaining, and maintaining at its cost and expense any regulatory and agency approvals required for the development, marketing or sale of the Products in the countries where Products may be sold, used or destined.

8.2.    Flextronics shall obtain and maintain for the term of this Agreement all licenses, permissions, authorizations, consents and permits needed for manufacturing of the Products at Flextronics manufacturing facility in accordance with the

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terms of this Agreement. Flextronics shall, in particular, be responsible for its registration with the FDA as a contract manufacturer handling finished devices. Flextronics shall also host any notified body, or other relevant regulatory body and certification body audits for LumiraDx relating to its manufacturing practices to enable LumiraDx to comply with its regulatory requirements.

8.3.	Disbarred Persons

Flextronics shall use its best endeavors to ensure that none of its Representatives are disbarred persons under FDA regulations and that they do not become disbarred under the FDA regulations. Flextronics shall notify LumiraDx should it become aware of any circumstances in which one of its (or its Affiliates) employees may become disbarred under FDA regulations.

8.4.    Product Complaints/ Reports. Flextronics shall notify LumiraDx promptly after receiving any complaint or return and provide LumiraDx with a complete copy of the complaint and all other relevant information and shall provide reasonable assistance to LumiraDx in resolving or addressing any such complaint.

8.5.    LumiraDx shall be responsible for handling all complaints and inquiries related to the Products made by users of the Products, and any reporting requirements related thereto. Flextronics shall: (i) inform LumiraDx immediately of any complaints received by it relating to the Products, (ii) assist LumiraDx with any investigation of any device that has experienced a failure in accordance with Section 7.1 and (iii) undertake any corrective actions as soon as reasonably possible with a target of [***] to implement corrective action in the manufacturing process. Should Flextronics become aware of any potential or actual information relating to a device which may lead to a complaint or inquiry being made, it shall inform LumiraDx within [***], and perform any investigations and applicable corrective actions in compliance with Sections 7.2 and 7.3 within [***] at its own expense.

8.6.    Recalls. If either Party believes that a recall, market withdrawal, safety alert or similar corrective action (“Recall”) of the Products may be desirable or required by applicable Laws or by any relevant regulation body, it shall immediately notify the other Party in writing. If a Recall is necessary or deemed advisable by LumiraDx, each party shall promptly provide reasonable cooperation to the other in recalling the Product. LumiraDx shall be responsible for all Recalls and other corrective actions associated with Products. Flextronics shall promptly reimburse LumiraDx, up to the liability cap specified in Section 12.3 (B) for all documented transportation and storage expenses that LumiraDx incurs in connection with the Recall of a defective Product, where LumiraDx can demonstrate that the relevant defective Product was subject to Flextronics· warranty set out in Section 7.6 (a).

8.7.    Flextronics will not act to initiate a Recall without the express prior written approval of LumiraDx. In the case of a Recall all other claims and remedies, including all claims for damages, in connection with the Recall shall be excluded unless the claim is based on willful intent or a deliberate default.

9.	TERM AND TERMINATION

9.1.    Term. Subject to termination as expressly set forth in this Agreement, (a) the term of this Agreement shall commence on the Effective Date and shall continue for two years thereafter, and (b) after the expiration of the initial term hereunder, this Agreement shall be automatically renewed for separate but successive [***] terms unless either party provides written notice to the other party that it does not intend to renew this Agreement [***] or more prior to the end of any term.

9.2.    Termination. This Agreement may be terminated by either party (a) for convenience upon [***] written notice to the other party, subject to the provisions of Section 9.1 above, (b) if the other party defaults in any payment to the terminating party and such default continues without a cure for a period of [***] after the delivery of written notice thereof by the terminating party to the other party, (c) if an Insolvency Event occurs in relation to the other party or (d) if the other party materially defaults in the performance of any other term or condition of this Agreement (other than payment) and such default continues un-remedied for a period of [***] after the delivery of written notice thereof by the terminating party to the other party of its intention to exercise its rights under this Section, or (d) in accordance with the provision addressing Force Majeure events.

9.3.    Effect of Expiration or Termination. Expiration or termination of this Agreement under any of the foregoing provisions: (a) shall not affect the amounts due under this Agreement by either party that exist as of the date of

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expiration or termination (or any other accrued rights or obligations prior to the termination date), (b) as of such date the provisions of Section 6 shall apply with respect to payment and shipment to LumiraDx of all Inventory in existence as of such date and (c) the license granted under Section 13.3 shall terminate with immediate effect. The following Sections, and any terms or provisions necessary to interpret or enforce such Sections, shall survive any termination or expiration of this Agreement: 1, 3.6, 3.7, 5, 7, 9, 10, 12, 13.1, 13.4, 13.11, 13.14, 13.15, 13.17 and 13.18.

In the case of termination of this Agreement for whatever reason, all claims for damages and all other claims in connection with the non-continuation of this Agreement shall be excluded unless the claim is based on willful intent or a deliberate default.

10. INDEMNIFICATION; LIABILITY LIMITATION

10.1.    Indemnification by Flextronics. Flextronics agrees to defend, indemnify and hold harmless, LumiraDx and each of its Representatives (each, a “LumiraDx lndemnitee”) from and against all claims, actions, losses, expenses, damages or other liabilities, including reasonable attorneys’ fees (collectively, “Damages”) incurred by or assessed against any LumiraDx Indemnitee claims relating to, but solely to the extent arising out of third-party claims regarding:

(a)    any actual or alleged injury or damage to any person (including death) or property caused, or alleged to be caused, by a Product sold by Flextronics to LumiraDx hereunder, including third-party product liability claims based on breach of products liability legislation, but solely to the extent such injury or damage has been caused by the breach by Flextronics of its warranties set forth in Section 7.6;

(b)    any actual or alleged infringement or misappropriation of the intellectual property rights (including any industrial design rights, database rights or any other form of intangible or business property rights) of any third party, but solely to the extent that such infringement or misappropriation is caused by a process or Production Materials that Flextronics elects to use to manufacture, assemble or test the Products; however, Flextronics shall not have any obligation to indemnify LumiraDx if such claim would not have arisen but for Flextronics’s manufacture, assembly or test of the Product in accordance with the Specifications;

(c)    noncompliance with any Environmental Regulations but solely to the extent that such non-compliance is caused by a process or Production Materials that Flextronics uses to manufacture the Products; provided that, Flextronics shall not have any obligation to indemnify Customer if such claim would not have arisen but for Flextronics’s manufacture of the Product in accordance with the Specifications.

10.2.    Indemnification by LumiraDx. LumiraDx agrees to defend, indemnify and hold harmless, Flextronics and each of its Representatives (each, a “Flextronics lndemnitee”) from and against all Damages incurred by or assessed against any Flextronics lndemnitee, but solely to the extent arising out of third-party claims relating to the Products, except to the extent that Flextronics indemnifies LumiraDx pursuant to Section 10.1.

10.3.    Procedures for Indemnification. If a party (the “Claiming Party”) becomes aware of any claim or potential claim by a third party (a “Third Party Claim”), or of any other matter or circumstance, which may result in a claim being made against it and for which it would be indemnified under this Agreement by the other party (the “Indemnifying Party”), the Claiming Party shall:

(a)    promptly, and in any event within [***] of it becoming aware of it, give notice of the Third Party Claim to the Indemnifying Party and ensure that the Indemnifying Party is given all reasonable information and facilities to investigate it;

(b)    not (and ensure that its Affiliates do not) admit liability or make any agreement or compromise in relation to the Third Party Claim without prior written approval of the Indemnifying Party;

(c)    have the right to participate in the defense of the Third Party Claim and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, or

(d)    subject to the Claiming Party being indemnified by the Indemnifying Party against all reasonable out of pockets costs and expenses incurred in respect of that Third Party Claim upon the admission of the Indemnifying Party that such

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claim is its responsibility, or upon the determination by a judge or arbiter that the Indemnifying Party was responsible for the defense of that Third Party Claim, ensure that the Claiming Party and each of its Affiliates shall:

(i)    take such action as the Indemnifying Party may reasonably request to avoid, resist, dispute, appeal, compromise or defend the Third Party Claim;

(ii)    allow the Indemnifying Party (if it elects to do so) to take over conduct of all proceedings and/or negotiations arising in connection with the preparation for and conduct of any proceedings and/ or negotiations relating to the Third Party Claim.

10.4.    Sale of Products Enjoined. Should the use of any Products be enjoined, or in the event the Indemnifying Party desires to minimize its liabilities under this Section, then in addition to its indemnification obligations set forth in this Section, the Indemnifying Party may either substitute a fully equivalent Product or process not subject to such injunction or possible liability, modify such Product or process so that it no longer is subject to such injunction or possible liability, or obtain the right to continue using the Product or process in question. In the event that any of the foregoing remedies cannot be effected on commercially reasonable terms, then all accepted purchase orders and the current Forecast shall be considered cancelled and LumiraDx shall purchase all Products and partially completed Products which Flextronics is not enjoined from selling, [Inventory and Special Inventory] as provided in this Agreement. Any changes to any Products or process must be made in accordance with this Agreement. Notwithstanding the foregoing, in the event that a third party files an infringement complaint but does not obtain an injunction, the Indemnifying Party shall not be required to substitute a fully equivalent Product or process or modify the Product or process if the Indemnifying Party obtains an opinion from competent patent counsel reasonably acceptable to the other party or otherwise provides reasonable assurances that such Product or process is not infringing or that the patents alleged to have been infringed are invalid.

11. QUALITY AGREEMENT

11.1.    Subject to applicable Laws, the parties shall enter into the Quality Agreement, as of the Effective Date, and comply with the requirements and provisions set out therein. The Quality Agreement is annexed to this Agreement as Exhibit 2.

12. LIMITATIONS OF LIABILITY

12.1.    Bargained-For Exchange. The parties agree that the limitations and exclusive remedies set forth in this Agreement are reasonable and represent the negotiated allocations of risk between the parties and are reflective of the pricing and bargained-for exchange represented herein. Other than as expressly set forth in this Agreement, and subject to the terms and conditions of this Agreement, including the limitations set forth below, the parties acknowledge that LumiraDx has not relied on any representations by Flextronics with respect to the Products or Flextronics’s performance.

12.2.    Exclusions of Certain Forms of Damages. EXCEPT WITH RESPECT TO A PARTY’S OBLIGATIONS OF INDEMNIFICATION AS SET FORTH IN THIS AGREEMENT OR A BREACH OF A PARTY’S OBLIGATIONS OF CONFIDENTIALITY HEREUNDER, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER (OR ITS AFFILIATES) (1) FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF OR RELATING TO THIS AGREEMENT, PERFORMANCE OF ANY SERVICES OR THE SALE OF PRODUCTS, OR (2) FOR ANY LOSS OF USE, DATA, BUSINESS, OPPORTUNITY OR PROFITS, LOST REVENUES OR DAMAGES RESULTING FROM VALUE ADDED TO THE PRODUCT BY LUMIRADX (IN EACH CASE WHETHER DIRECTLY OR INDIRECTLY ARISING), WHETHER ANY SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING WITHOUT LIMITATION THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE (EXCEPT IN EITHER CASE WHERE THE GOOD WILL OF A PARTY IS DAMAGED BY A DELIBERATE DEFAULT OF THE OTHER PARTY).

12.3.     Limitations on Liability.

(A) WITH THE EXCEPTION OF BREACHES OF SECTIONS 7, 8.6, 10, OR 13.1-13.3, AND TO THE MAXIMUM EXTENT PERMITTED BY LAW, TERMINATION OF THIS AGREEMENT AND THE SETTLING OF ACCOUNTS IN THE MANNER SET FORTH IN SECTION 9.3 SHALL BE THE EXCLUSIVE REMEDY OF THE PARTIES FOR BREACH OF THIS AGREEMENT.

(8) EXCEPT WITH RESPECT TO (i) FLEXTRONICS’S OBLIGATIONS OF INDEMNIFICATION AS SET FORTH IN THIS AGREEMENT OR (ii) A BREACH OF FLEXTRONICS’S OBLIGATIONS OF CONFIDENTIALITY HEREUNDER OR (iii) SAVE IN RESPECT TO LIABILITY WHICH MAY NOT BE LIMITED UNDER APPLICABLE LAW, THEN NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, FLEXTRONICS’S TOTAL LIABILITY TO

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LUMIRADX (TOGETHER WITH ALL LUMIRADX AFFILIATES) HEREUNDER SHALL BE SUBJECT TO AN AGGREGATE CAP IN ACCORDANCE WITH THE FOLLOWING: THE TOTAL, AGGREGATE AND CUMULATIVE LIABILITY OF FLEXTRONICS, IF ANY, FOR DAMAGES FOR ALL CLAIMS UNDER THIS AGREEMENT OF ANY KIND WHATSOEVER, REGARDLESS OF LEGAL THEORY (WHETHER BREACH OF CONTRACT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE), SHALL NOT EXCEED AT ANY GIVEN TIME AN AMOUNT DETERMINED AS FOLLOWS: [***] OF THE TOTAL AMOUNTS RECEIVED BY FLEXTRONICS FROM LUMIRADX ON ACCOUNT OF THE SALE OF PRODUCTS HEREUNDER IN THE IMMEDIATELY PRECEDING TWELVE MONTHS LESS ANY CLAIM($) PREVIOUSLY PAID BY FLEXTRONICS TO LUMIRADX AT ANY TIME DURING THE TERM OF THIS AGREEMENT.

12.4.     No limitation.

(A)	NOTHING IN THIS AGREEMENT SHALL LIMIT OR EXCLUDE EITHER PARTY’S LIABILITY TO THE OTHER PARTY (OR ANY OF ITS AFFILIATES) FOR:

(I)	FRAUD OR FRAUDULENT MISREPRESENTATION OR A DELIBERATE DEFAULT;

(II)	ANY OBLIGATION HEREUNDER TO INDEMNIFY THE OTHER PARTY; OR,

(Ill)	ANY LIABILITY WHICH MAY NOT BE EXCLUDED OR LIMITED UNDER APPLICABLE LAW.

(8)	NOTHING IN THIS AGREEMENT SHALL LIMIT OR EXCLUDE LIABILITY FOR:

(I)	LUMIRADX’S OBLIGATION HEREUNDER FOR PAYMENTS FOR PRODUCT, MATERIALS OR OTHER CHARGES; OR

(II)	FLEXTRONICS’S WARRANTY OBLIGATIONS HEREUNDER AS SET OUT IN SECTION 7.6.

13. MISCELLANEOUS

13.1.    Confidentiality. Each party shall keep confidential and not use anv Confidential Information of the disclosing party for any purposes or activities other than in support of such party’s obligations established in this Agreement. Except as otherwise specifically permitted herein or pursuant to written permission of the disclosing party, neither party shall disclose or facilitate disclosure of Confidential Information of the disclosing party to any third party, except that the receiving party may disclose such Confidential Information to (i) those of its Affiliates and their respective employees, consultants, and other agents who need to know such Confidential Information for carrying out the activities contemplated by this Agreement and/or (ii) third party suppliers or vendors for the purpose of obtaining price quotations; provided, however, that in either case, the recipient has agreed in writing to confidentiality terms that are no less restrictive than the requirements of this Section. Notwithstanding the foregoing, the receiving party may disclose Confidential Information of the disclosing party pursuant to a required court order, subpoena other governmentally-required process or as required by the rules of any applicable stock exchange; however, in such circumstance, the receiving party shall, to the extent reasonably feasible and permissible: (a) give the disclosing party prompt notice of the receiving party’s receipt or knowledge of such required disclosure; and (b) provide the disclosing party a reasonable opportunity to oppose such process or to obtain a protective order at the disclosing party’s expense. Subject to each party’s right to maintain copies of Confidential Information in accordance with such party’s reasonable record-keeping requirements, Confidential Information of the disclosing party in the custody or control of the receiving party shall be promptly returned, destroyed or expunged from any computer, word processor or other device upon the earlier of (i) the disclosing party’s written request, or (ii) termination of this Agreement, unless such information must be maintained in accordance with applicable Laws or the rules of any relevant regulatory authority or applicable stock exchange. Confidential Information disclosed pursuant to this Agreement shall be maintained confidential for a period of three (3) years after the disclosure thereof. The existence and terms of this Agreement are Confidential Information of Flextronics.

13.2.    Use of Flextronics or LumiraDx Name is Prohibited. Neither party may use the other party’s name or identity or any other Confidential Information in any advertising, promotion or other public announcement, press release or statement without the prior express written consent of the other party.

13.3.    Use of LumiraDx Intellectual Property Rights. In the event that Flextronics requires any legal right, or the use of any asset, controlled by LumiraDx to carry out the arrangements contemplated under this Agreement, LumiraDx hereby grants Flextronics a limited license to said legal right or asset to the extent necessary to carry out its obligations under this Agreement.

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13.4.    Construction: Entire Agreement: The terms and conditions as set forth in this Agreement have been arrived at after mutual negotiation, and it is the intention of the parties that its terms and conditions not be construed against any party merely because the Agreement was prepared by one of the parties. Subject to the terms of this Agreement, this Agreement, all Exhibits and attachments hereto and all Specifications constitute the entire agreement between the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings between the parties relating to such transactions. Each party waives all claims, rights and remedies for all representations: (a) made to it by any person before entering into this Agreement; and (b) not set out in this Agreement. Each party acknowledges, in deciding to enter into this Agreement and each purchase order, it has not relied on any such representation. This clause does not exclude or restrict liability for fraud. If the scope of any of the provisions (or any portion of a provision) of this Agreement is too broad to permit enforcement to its full extent, then such provisions shall be enforced to the maximum extent permitted by law, and the parties agree that such scope may be judicially modified accordingly and that the whole of such provisions of this Agreement shall not thereby fail, but that the scope of such provisions shall be curtailed only to the extent necessary to conform to the law. The Quality Agreement shall be subject to the terms and condition of this Agreement. In the event of any conflict between the Quality Agreement and this Agreement, this Agreement shall prevail.

13.5.    Severance. Each provision of this Agreement is severable and distinct from the others and, if any provision is, or at any time becomes, to any extent or in any circumstances invalid, illegal or unenforceable for any reason, that provision shall to that extent be deemed not to form part of this Agreement but the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired, it being the parties’ intention that every provision of this Agreement shall be and remain valid and enforceable to the fullest extent permitted by law.

13.6.    Amendments: Waiver. This Agreement may be amended only by written consent of both parties. The failure by either party to enforce any provision of this Agreement shall not constitute a waiver of future enforcement of that or any other provision.

13.7.    Independent Contractor. Nothing in this Agreement is deemed to constitute a partnership between the parties and nothing contained in this Agreement shall constitute the parties as joint venture partners, co-owners, employer and employee or otherwise as participants in a joint or common undertaking. Neither party shall, for any purpose, be deemed to be an agent of the other party, and the relationship between the parties shall only be that of independent contractors. Neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.

13.8.    Insurance. Each party agrees to maintain appropriate insurance to cover such party’s respective risks and liabilities under this Agreement with coverage amounts commensurate with such risks and liabilities, taking into account each party’s capability for self-insurance.

13.9.    Force Majeure. In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any act of God, acts or decrees of governmental or military bodies, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, Materials unavailability, the failure of equipment or tooling provided by LumiraDx except to the extent such failure was caused by Flextronics, or any other cause beyond the reasonable control of the party invoking this Section (collectively, a “Force Majeure”), and if such party shall have used its commercially reasonable efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. Regardless of the excuse of Force Majeure, if such party is not able to perform within [***] after such event, the other party may terminate the Agreement.

13.10.    Successors. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. Neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other party, not to be unreasonably withheld. Subject to the provisions of this Agreement, Flextronics may subcontract, delegate, novate or assign some or all of its rights and obligations under this Agreement to an Affiliate of Flextronics or to a third party financial institution for the purpose of receivables financing (e.g., factoring). LumiraDx may subcontract, delegate, novate or assign

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some or all of its rights and obligations under this Agreement to an Affiliate of LumiraDx with prior written consent of Flextronics, which consent not to be withheld unreasonably. LumiraDx shall remain fully responsible and liable for its assignees, subcontractors and delegates performance in accordance with the terms and conditions of this Agreement.

13.11.     Notices. A notice or other communication given under or in connection with this Agreement must be:

(a) in writing;

(b) in the English language; and

(c) sent by a Permitted Method to the Notified Address.

13.12.    The Permitted Method means any of the methods set out in column (1) below. A notice given by the Permitted Method will be deemed to be given and received on the date set out in column (2) below.

(1) Permitted Method	(2) Date on which notice deemed given and received
Personal delivery	If left at the Notified Address before 5pm on a Business Day, when left and otherwise on the next Business Day

Ordinary first class pre-paid post or prepaid recorded or special delivery, where the Notified Address is in the same country as that from which the notice is sent	1 Business Days after posting

Ordinary pre-paid airmail or prepaid recorded or special delivery (or the nearest local equivalent in the jurisdiction of the sender), where the Notified Address is in one country and the notice is sent from another	1 Business Days after posting

Commercial overnight courier	2 Business Days after depositing

13.13.     The Notified Address of each of the parties is as set out below:

Name of party	Address	Marked for the attention of:
LumiraDx	3 More Riverside London, London, SE1 2AQ, UK	General Counsel

Flextronics	Flextronics Medical Sales and Marketing, Ltd [***] [***]	General Counsel

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Name of party	Address	Marked for the attention of:
[***] With a copy sent to: Flextronics International USA, Inc. [***] [***]

or such other Notified Address as either party may, by notice to the other, substitute for their Notified Address set out above.

13.14.     Service of Process

Flextronics hereby irrevocably authorizes and appoints Flextronics Medical Sales and Marketing, Ltd, [***] to accept on its behalf service of all legal process arising out of or in connection with any dispute resolution process in connection with this Agreement. Flextronics agrees that:

(a)    failure by Flextronics Medical Sales and Marketing, Ltd to notify it of the process will not invalidate the dispute resolution process concerned; and

(b)    if this appointment is terminated for any reason whatsoever, it will appoint a replacement agent having an office or place of business in England or Wales and will notify LumiraDx of this appointment.

13.15.     Disputes Resolution.

(a)     This Agreement and its interpretation (and all non-contractual obligations arising from or connected with this Agreement) shall be governed by and interpreted in accordance with the laws of England and Wales without regard to its conflicts of laws provisions. The parties specifically agree that the 1980 United Nations Convention on Contracts for the International Sale of Goods, as may be amended from time to time, shall not apply to this Agreement.

Arbitration

(b)     If the parties fail to resolve the Dispute [***] and a party desires to pursue resolution of the Dispute, the Dispute shall be submitted by either party for resolution in arbitration under the London Court of International Arbitration Rules from time to time in force. This Section incorporates the Rules except where they conflict with its express terms. The number of arbitrators shall be three. The seat, or legal place, of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English.

Each party shall nominate an arbitrator in the Request for Arbitration or Answer as the case may be. The two party nominated arbitrators shall nominate a third arbitrator to act as Chairman within [***] after confirmation of the second arbitrator’s appointment. If any of the parties fail to nominate an arbitrator or the two arbitrators already appointed fail to nominate the Chairman, the appointments shall be made by the LCIA Court. The award shall be final and binding on the parties or anyone claiming through or under them and judgment rendered on the award may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of the award and an order of enforcement as the case may be.

        FLEXTRONICS CONFIDENTIAL

(c)    IN THE EVENT OF ANY DISPUTE BETWEEN THE PARTIES, WHETHER IT RESULTS IN PROCEEDINGS IN ANY COURT IN ANY JURISDICTION OR IN ARBITRATION, THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY, AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL, WAIVE ALL RIGHTS TO TRIAL BY JURY, AND AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY AN ARBITRATOR WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW. To the extent applicable, in the event of any lawsuit between the parties arising out of or related lo this Agreement, the parties agree to prepare and to timely file in the applicable court a mutual consent to waive any statutory or other requirements for a trial by jury.

13.16.    Further Documents. Each party shall execute or procure the execution of any further documents as may be required by applicable Laws or be necessary to implement and give effect to this Agreement.

13.17.    Record Keeping. Flextronics shall maintain in accordance with generally accepted accounting principles, complete and accurate records relating to the manufacture of the Products as required by applicable Laws. Flextronics shall maintain such records during the relevant retention period required by applicable Laws.

13.18.    Audits. LumiraDx or its Representatives (or anyone authorized by LumiraDx, including any relevant regulatory authority) may audit such records of Flextronics at any time during the term of this Agreement and or the retention period under Section 13.17. Flextronics shall make such records readily available for such an audit. Unless otherwise agreed in writing, LumiraDx or its Representatives (or anyone authorized by LumiraDx including any relevant regulatory authority) shall not make copies of any records.

13.19.    Third Party Rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms. The parties agree that certain provisions of this Agreement confer a benefit on their respective Affiliates, and that such provisions are intended to benefit, and be enforceable by, such Affiliates In their own right under the Contracts (Rights of Third Parties) Act 1999. Notwithstanding the foregoing, under no circumstances shall any consent be required from any such Affiliate for the termination, rescission, amendment or variation of this Agreement, whether or not such termination, rescission, amendment or variation affects or extinguishes any such benefit or right.

13.20.    Waivers, rights and remedies. The rights and remedies of each party to this Agreement are, except where expressly stated to the contrary, without prejudice to any other rights and remedies available to ii. No neglect, delay or indulgence by either party in enforcing any provision of this Agreement shall be construed as a waiver and no single or partial exercise of any rights or remedy of either party under this Agreement will affect or restrict the further exercise or enforcement of any such right or remedy.

13.21.     Controlling Language. This Agreement is in English only which language shall be controlling in all respects. All documents exchanged under this Agreement shall be in English.

13.22.    Counterparts and Exchange of Signatures. This Agreement may be executed in counterparts. The parties agree that electronically transmitted and reproduced signatures (including faxed pages, scanned copies of signatures and email acknowledgements) constitute acceptable exchange of authentic consent to the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Manufacturing Services Agreement to be duly executed by their duly authorized representatives as of the Effective Date.

LUMIRADX UK LIMITED:	FLEXTRONICS MEDICAL SALES AND MARKETING, LTD.:

Signed:	/s/ David Scott	Signed:	/s/ Manny Marimuthu
Print Name:	David Scott	Print Name:	Manny Marimuthu
Title:	Director	Title:	Director

        FLEXTRONICS CONFIDENTIAL

Exhibit 1

Definitions

Unless defined elsewhere in this Agreement, the following terms have the following meanings:

“Adequate Procedures”	means policies, procedures, processes and systems designed to ensure, and which are reasonably expected to continue to ensure, compliance with the applicable Anti-Bribery Laws, including the adequate procedures referred to in section 7(2) of the Bribery Act 2010 and the guidance issued by the Ministry of Justice pursuant to section 9 of the Bribery Act 2010 designed to prevent the relevant organisation’s Representatives and Associated Persons from bribing another person for the purposes of section 7(3) of the Bribery Act 2010

“Affiliate”	means any corporation, partnership, joint venture or other legal entity that a party to this Agreement controls, is under common control with, or is controlled by, where “control” means the ownership of more than fifty percent (50%) of the voting equity in such entity or otherwise the ability to direct the management of such entity.

“Aged Inventory”	means either of any Product, partially completed Product, Inventory or Special Inventory, or some or all, for which there has been zero or insignificant consumption over the past [***], which includes any particular item that Flextronics has had on hand for more than [***].

“Anti-Bribery Laws”	means the UK Bribery Act 2010, the U.S. Foreign Corrupt Practices Act of 1977, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions 1997 and the UN Convention Against Corruption 2003 (save to the extent such conventions conflict with applicable law) (in each case as amended from time to time) and any applicable law, rule, regulation and other legally binding measure relating to the prevention of bribery, corruption, fraud or similar or related activities of all countries to which either party or their Affiliates are subject

“Approved Vendor List” or “AVL”	means the list of vendors approved to provide the Materials or services specified in the bill of materials for a Product.

“Associated Person”	means in relation to an organisation, a person (including an employee, agent or subsidiary) who performs or has performed services (including within the meaning of section 8 of the Bribery Act 2010) for that organisation or on its behalf and in respect of whose actions or inactions the organisation may be liable under Anti-Bribery Laws

“Business Day”	means any day of the week (excluding Saturday and Sunday) on which commercial banks are open for business in England and Mauritius

“cGMP”	means current good manufacturing practices, all applicable Laws and quality standards as set out in the Quality Agreement applied at the site of manufacture and control as amended from time to time

FLEXTRONICS CONFIDENTIAL

“Compliance Requirements”	means all applicable Law relevant to the manufacturing of the Products at the site of Flextronics manufacturing facility, the terms of this Agreement, the terms of the Quality Agreement and cGMP

“Confidential Information”	means (a) the existence and terms of this Agreement except that the existence of this Agreement may be disclosed for purposes of enforcing the Agreement pursuant to Section 11.10, (b) all information concerning the fees or costs for Products and Inventory other than LumiraDx Controlled Materials, (c) any know how relating to the manufacture of the Products or the Materials and (d) any other information that is marked “Confidential” or the like or, if delivered verbally, confirmed in writing to be “Confidential” within [***] of the initial disclosure. Confidential Information does not include information that (i) the receiving party can prove it already knew at the time of receipt from the disclosing party free of any obligations of confidentiality; (ii) has come into the public domain without breach of confidence by the receiving party; (iii) was received from a third party without restrictions on its use; (iv) the receiving party can prove it independently developed without use of or reference to the disclosing party’s data or information; or (v) the disclosing party agrees in writing is free of such restrictions.

“Dispute”	means any dispute arising out of or in connection with this Agreement or as to its interpretation

“FDA”	means the US Food and Drug Administration (or any successor body).

“Economic Order Inventory”	means Materials purchased in quantities above the required amount for purchase orders and the Forecast in order to achieve price targets for such Materials.

“Environmental Regulations”	means any applicable hazardous substance content laws and regulations including, without limitation, those related to or implementing EU Directive 2011/65/EU about the Restriction of Use of Hazardous Substances (RoHS) and (EC 1907/2006) dealing with the registration, evaluation, authorization and restriction of chemical substances (REACH).

“Excess Inventory”	means either of any Product, partially completed Product, Inventory or Special Inventory, or some or both, owned by Flextronics that is not required for consumption to satisfy the next [***] of demand for Products under the then current purchase order(s) and Forecast.

“Governmental Change”	has the meaning set forth in Section 3.4(b).

“Insolvency Event”	means where one party becomes insolvent or is generally unable to pay, or fails to pay, its debts when they become due or files (or has filed against it) a petition for voluntary or involuntary bankruptcy or otherwise becomes subject to any proceeding under any domestic or foreign bankruptcy or insolvency law, makes or seeks to make a general assignment for the benefit of its creditors, or applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge or sell any material portion of its property or business.

“Inventory”	means any Materials that are procured by or on-order with Flextronics in accordance with the applicable Lead Time for use in the manufacture of Products pursuant to a purchase order or Forecast from LumiraDx.

“Laws”	include any federal, state, foreign or local law, common law, statute, ordinance, rule, registration, code or order promulgated or issued by any governmental authority in any relevant jurisdiction.

        FLEXTRONICS CONFIDENTIAL

“Lead Time”	means the Materials Procurement Lead Time plus the manufacturing cycle time required from the delivery of the Materials at Flextronics’s facility to the completion of the manufacture, assembly and test processes.

“Lumira Dx Limited”	means Lumira Dx Limited whose registered office is at 3 More London Riverside, London, SE1 2AQ, the parent company of the Lumira Group (or such other company which may be the parent company of the Lumira Group from time to time).

“Lumira Group”	means Lumira Dx Limited and its subsidiaries from time to time

“LumiraDx Controlled Materials”	means those Materials provided by LumiraDx or by vendors with whom LumiraDx has a commercial relationship.

“LumiraDx Controlled Materials Terms”	means the terms and conditions that govern the purchase of LumiraDx Controlled Materials.

“Material Overhead Costs” or “MOH”	means Flextronics’s fee for acquiring, managing and storing Materials, which may be expressed as a percentage of the Standard Cost of the Materials, as such percentage is set forth in the applicable bill of materials or other document; if no MOH is specified in the applicable documents, then the MOH shall be equal to: [***].

“Materials”	means components, parts, raw material and subassemblies that comprise the Product and that appear on the bill of materials for the Product.

“Materials Procurement Lead Time”	means, with respect to any particular item of Materials, the longer of (a) [***] time to obtain such Materials as recorded on Flextronics’s system of record or (b) the actual lead time.

“Minimum Order Inventory”	means Materials purchased in excess of requirements for purchase orders and Forecast because of minimum lot sizes required by the vendor.

“Monthly Charges”	means a monthly finance carrying charge of [***], and storage and handling charge of [***].

“NRE Charges”	means Product-specific tooling, equipment or software and other reasonably necessary non-recurring set-up, tooling or similar expenses as set forth in Flextronics’s pricing quotations.

“Obsolete Inventory”	means either of any Product, partially completed Product, Inventory or Special Inventory, or some or all, that is any of the following: (a) removed from the bill of materials for a Product by an engineering change; (b) no longer on an active bill of materials for any of LumiraDx’s Products; or (c) on-hand with Flextronics but not required for consumption to satisfy the next [***] of demand for Products under the then-current purchase order(s) and Forecast.

“Products”	means an item in its completed form as described in written and agreed upon Specifications and that is the object of the Services.

“Production Materials”	means materials that are consumed in the production processes to manufacture Products including without limitation, solder, epoxy, cleaner solvent, labels, flux, and glue; Production Materials do not include any such production materials that have been specified by the LumiraDx or any LumiraDx Controlled Materials.

“Quality Agreement”	shall mean the quality agreement mutually agreed to by the parties, which is incorporated herein by reference and attached as Exhibit 2 hereto.

FLEXTRONICS CONFIDENTIAL

“Representatives”	means, in relation to a party, the directors, officers, employees, agents, advisers, accountants and consultants of that party and/ or its respective Affiliates

“Services”	has the meaning set forth in Section 2.1(a).

“Special Inventory”	means any Minimum Order Inventory, Economic Order Inventory, safety stock and other mutually-agreed Inventory acquired by Flextronics in excess of the Forecast to support flexibility or demand requirements.

“Specifications”	means the agreed detailed instructions provided by LumiraDx (prior to the commencement of manufacturing of the Products by Flextronics) (as amended from time to time), defining each Product, which shall include, without limitation: bills of materials, designs, schematics, assembly drawings, process documentation, test specifications, current revision number, and an Approved . Vendor List

“Standard Cost”	means, as applicable, (a) the quoted cost of Materials represented on the bill of materials current at the time such Materials are acquired; or (b) the value of any Services performed on work-in-progress at the time such Services are performed.

“Taxes”	means federal, state and local excise, sales, use, VAT, duties, and transfer taxes and similar charges, including, without limitation, the medical device excise tax. “Taxes” do not include taxes based on the net income of Flextronics or on real property owned by Flextronics.

Portions of this Exhibit have been redacted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

CONFIDENTIAL

AFFILIATE ADOPTION AGREEMENT No. 2

This Affiliate Adoption Agreement (“Adoption Agreement” ) is made and entered into as of January 17, 2020, with the effective date of November 2, 2019 (“Effective Date”), by and between

(1)	Flextronics Medical Sales and Marketing, Ltd., a Mauritius company with limited liability, with business address at [***] (“Flex Medical”) and

(2)	Flextronics Manufacturing (Singapore) Pte Ltd, a Singapore company with limited liability, with registered office at [***] (“Flex Kallang”) and

(3)	Flextronics Shah Alam Sdn Bhd, with registered office at [***], (“Flex Senai”), and

(4)	Flextronics International GmbH, with registered office at [***] (“Flex

Althofen”) (Flex Kallang, Flex Senai and Flex Althofen be referred to as “Flex Affiliate” or together “Flex Affiliates”), and

(5)	LumiraDx UK Limited with registered office at 3 More London Riverside, London, SE1 2AQ, England

(“LumiraDx”).

- each individually referred to as a “Party” and collectively the “Parties” -

Whereas:

•

Flex Medical concluded a Manufacturing Services Agreement with LumiraDx on October 18, 2017 (the “MSA”) pursuant to which Flextronics Medical manufactures and delivers to LumiraDx certain products as set out in the MSA (“Products”).

•

LumiraDx wish to order Services of Flex Kallang, Flex Althofen and Flex Senai under the MSA and wish to extend the terms of the MSA to the Services provided by Flex Kallang, Flex Althofen and Flex Senai to LumiraDx. Therefore, the parties have entered into an Affiliate Adoption Agreement as of November 1, 2019 (“Affiliate Adoption Agreement No. 1”).

•	Due to clerical errors in the name and address of the Flex Affiliates, the parties terminated the Affiliate Adoption Agreement No. 1 with the effective date of November 1, 2019.

•	In consideration of the promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINED TERMS.

Except as otherwise provided in this Adoption Agreement , capitalized terms used in this Adoption Agreement shall have the meanings given to them in the MSA. Each term set forth below shall have the meaning given to it above or below when used in this Adoption Agreement with initial capital letters.

2.	ADOPTION OF AGREEMENT.

2.1	LumiraDx and Flex Medical agree that LumiraDX may order Products under the terms of the MSA from the following Flex Affiliates:

i. Flex Kallang,

ii. Flex Althofen, and

iii. Flex Senai.

2.2

Flex Kallang, Flex Althofen and Flex Senai each agree to be bound by the terms and conditions set forth in the MSA when accepting purchase orders from LumiraDx. Flex Senai, Flex Kallang and Flex Althofen acknowledge that they have fully read and understand the terms and conditions set forth in the MSA.

CONFIDENTIAL

3.	ENTIRE AGREEMENT.

(a)    This Adoption Agreement No. 2, together with the MSA, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any previous oral or written agreements with respect to the subject matter hereof, including without limitation any nondisclosure agreements or memorandums of understanding or letters of intent between the Parties with respect to the subject matter hereof. No modification of any provision of this Adoption Agreement shall be binding upon either Party unless executed in writing by that Party.

(b)

In the event of any conflict between any provision of this Adoption Agreement and any provision of the MSA (i) the provision of this Adoption Agreement shall prevail, and (ii) to the extent possible, such provisions shall be construed to minimize the conflict.

4.	CONTROLLING LAW, DISPUTE RESOLUTION. WAIVER OF JURY TRIAL

The Parties agree that this Adoption Agreement shall be subject to the same controlling law, dispute resolution and waiver of jury trial as the MSA (as set out in Section 13.15 of the MSA).

[SIGNATURE PAGE FOLLOWS]

2

LumiraDx UK Limited		Flextronics Medical Sales and Marketing

/s/ David Scott		/s/ B. Vijayandran A/L S. Balasingam
By:	David Scott	By:	B. Vijayandran A/L S. Balasingam
Title:	Director	Title:	Director

Flextronics International GmbH

/s/ Hannes Moritz
		By:	Hannes Moritz
		Title:	Director

/s/ Erich Doerflinger
		By:	Erich Doerflinger
		Title:	Director

Flextronics Manufacturing (Singapore) Pta

/s/ Jacob Philip Kanianthara
		By:	Jacob Philip Kanianthara
		Title:	Director

Flextronics Shah Alam Sdn Bhd

/s/ Murugan Sinnakolandai
		By:	Murugan Sinnakolandai
		Title:	Director